                                                                   EXHIBIT 10.36


                               MDMI Holdings, Inc.
                                200 W. 7th Avenue
                        Collegeville, Pennsylvania 19426

January 31, 2001

H. Stephen Cookston
3411 Mandeville Canyon Road
Brentwood, CA 90049

            RE: MDMI HOLDINGS, INC.

Dear Steve:

            The purpose of this letter is to confirm our mutually agreed upon termination of the letter agreement, dated July 20, 1999, and any other related agreements, arrangements or understandings, including your current director indemnification agreement, between MDMI Holdings, Inc. (the "Company") and you (collectively, the "Agreement"). The Agreement will terminate upon the closing of the initial public offering of the common stock of the Company or its successor (the "IPO"). For as long as you remain a director of the Company, the Company will pay you an annual director's fee of $10,000, which fee is payable quarterly in arrears. The Company will continue to reimburse you for any out-of-pocket expenses incurred in connection with your services rendered as a director on behalf of the Company. You will retain your existing option to acquire 10,000 shares of the Company's common stock; however, the Company will revise the vesting schedule to provide for vesting in equal installments over three years. In place of the indemnification agreement being terminated, upon the IPO, the Company or its successor will have in place a directors and officers insurance policy which will cover you.

            In addition to the foregoing, as previously agreed the Company will pay you a fee of 0.25% of the Transaction Value (as defined below) for the one previously identified acquisition target and 0.50% of the Transaction Value for the three previously identified acquisition targets. The fee paid to you may be paid in cash or stock of the Company at your discretion. Any fee paid in stock shall be based on the average closing price of the common stock of the Company for the five trading days preceding, but not including, the closing date of such acquisition. For purposes of this letter, "Transaction Value" means the aggregate of all cash and non-cash consideration paid to the sellers of the company or the business being acquired and the value of interest-bearing debt assumed, directly or indirectly, by the Company. Any non-cash consideration will be valued at the fair market value, and the value of any equity securities issued will be the fair market value on the date of issuance, assuming such equity securities are fully vested on such date.

            As we have stated previously, hopefully we will not have any disputes in the determination of the fees payable to you, but we mutually agree that any disputes will be arbitrated by an independent third party mutually acceptable to the Board and you with any formal proceeding to be held in Denver, Colorado.

            If this letter accurately reflects our understanding, please execute below and return a copy of this letter to us.


                                          Sincerely,

                                          MDMI Holdings, Inc.


                                          By: /s/ STEVEN D. NEUMANN
                                              ---------------------
                                          Name: Steven D. Neumann
                                          Title: Vice President




AGREED AND ACKNOWLEDGED:
this 31st day of January, 2001:


/s/ H. STEPHEN COOKSTON
-----------------------
H. Stephen Cookston